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Exhibit 10.14

FIRST AMENDMENT TO LEASE AGREEMENT
(Expansion)

        This First Amendment to Lease Agreement (this "Amendment") is dated to be effective as of the 30th day of December, 2002, by and between LIT PC, L.P. a Delaware limited partnership as successor in interest to PRUCROW INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership ("Landlord"), and HEALTHTRONICS, INC., a Georgia corporation ("Tenant").

R E C I T A L S

          A.    Landlord and Tenant entered into that certain Lease Agreement dated January 27, 2000 (the "Lease"), whereby Landlord leases to Tenant certain premises containing approximately 27,475 rentable square feet (the "Premises") in that certain Building (the "Building") of West Oak Center (the "Project") in Marietta, Georgia, as more particularly described in the Lease.

          B.    Landlord and Tenant now desire to amend the Lease to provide for, among other things, an expansion to the size of the Premises, and an increase in the monthly Base Rent.

          C.    All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Lease.

        Now therefore, in consideration of the covenants and obligations contained herein, Landlord and Tenant agree as follows:

A G R E E M E N T S

        1.    Expansion.    Commencing on the date on which Profiit Recovery Group ("PRG") vacates the space that will become the Expanded Premises (defined below), pursuant to that certain Termination Agreement between Landlord and PRG, dated December 16, 2002 (the "Expansion Date"), the Premises shall be expanded to include the additional 15,112 square feet adjacent to the Premises, as depicted on Exhibit A attached hereto (the "Expanded Premises") for a total of 42,587 square feet. From and after the Expansion Date, all references in the Lease to the "Premises" shall be deemed to include, and shall apply equally to, the Expanded Premises.

        2.    Base Rent.    Commencing on the Expansion Date and continuing until the expiration of the Lease Term, the monthly Base Rent shall be as follows and shall be payable in accordance with all terms and conditions of the Lease:

Months (following Expansion Date)	Monthly Base Rent
Expansion Date through Month 3	$26,085
Months 4-12	$26,867
Months 13-24	$27,673
Months 25-36	$28,503
Months 37-48	$29,358
Months 49-Expiration Date	$30,239

        3.    Operating Expenses.    Commencing on the Expansion Date, Tenant's Proportionate Share for purposes of determining Operating Expenses and other expenses reimbursable to Landlord pursuant to the terms of the Lease shall be increased to 70.97% of the Building and 19.31% of the Project, subject to further adjustment as provided in the Lease.

        4.    Expansion Improvements.

          (a)  Subject to Landlord's receipt of all required governmental permits, licenses and approvals, Landlord agrees to furnish or perform or cause to be performed those items of construction and those improvements generally set forth below ("Expansion Improvements"), which Expansion Improvements shall be more particularly determined in the Plans and Specs:

    •
    Paint and carpet as shown on Plans and Specs

    •
    Three offices as shown on Plans and Specs

    •
    Two hallways between Premises and Expanded Premises as shown on Plans and Specs

    •
    The Expansion Improvements shall specifically exclude installation of telephone, computer, and security systems, and installation of any fire alarm system and/or fire extinguishers.

          (b)  Landlord shall pay for the Expansion Improvements up to a maximum amount of $80,000 (the "Expansion Allowance"). In the event the cost of the Expansion Improvements exceeds the Expansion Allowance, such overage shall be borne exclusively by Tenant and Tenant shall, within five (5) days after written demand therefor, reimburse Landlord for any and all costs and expenses exceeding the Expansion Allowance. Landlord makes no representation or warranty whatsoever as to the total cost of the Expansion Improvements and Tenant acknowledges that the cost of the Expansion Improvements may exceed the Expansion Allowance. The cost of the Expansion Improvements shall include all construction, architectural, space planning, design and engineering fees, costs of ADA compliance and any and all licensing or permit fees, and a construction management fee equal to 5% of the approved contractor's bid. Failure of Tenant to pay to Landlord any amount in excess of the Expansion Allowance when due shall be deemed an Event of Default under the Lease.

          (c)  Landlord shall involve Tenant in the process of developing final plans and specifications (the "Plans and Specs") for the Expansion Improvements, such Plans and Specs not to require any construction beyond the general scope of the Expansion Improvements described herein. Final Plans and Specs shall be submitted to Tenant for its approval, such approval not to be unreasonably withheld or delayed. If Tenant does not advise Landlord in writing of its disapproval of the Plans and Specs, and a detailed explanation of the reasons therefor, within ten (10) days after Landlord's delivery of the Plans and Specs, the same shall be deemed approved by Tenant in all respects. If Tenant shall desire any changes, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. If Landlord agrees to make such reasonable changes, Landlord shall revise the Plans and Specs and resubmit the same to Tenant for its reasonable approval. If Tenant does not advise Landlord in writing of its disapproval of the revised Plans and Specs, and a detailed explanation of the reasons therefor, within five (5) days after Landlord's delivery of the revised Plans and Specs, the same shall be deemed approved by Tenant in all respects. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Expansion Improvements which Tenant may request and which Landlord may agree to shall be at Tenant's sole cost and expense and if Landlord so requests, shall be paid to Landlord upon demand and before execution of the change order.

          (d)  Upon receipt of all required permits, approvals and licenses, Landlord shall proceed with and complete the construction of the Expansion Improvements. After completion of the Expansion Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Expanded Premises.

          (e)  The failure of Tenant to take possession of or to occupy the Expanded Premises shall not serve to relieve Tenant of obligations arising on the Expansion Date or delay the payment of rent by Tenant. Subject to applicable ordinances and building codes governing Tenant's right to occupy or perform work in the Expanded Premises and Landlord's prior written approval, Landlord may allow Tenant to install its machinery, equipment, fixtures, or other personal property on the Expanded Premises during the final stages of completion of construction provided that Tenant does not thereby interfere with the completion of construction or cause any labor dispute as a result of such installations. In the event of Tenant's entry and/or work in or about the Expanded Premises during the final stages of completion of construction, Tenant does hereby agree to assume all risk of loss or damage to its machinery, equipment, fixtures, and other personal property and to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of Tenant's installations, whether or not any such loss, damage, liability, death, or personal injury was caused by Landlord's negligence. Delay in putting Tenant in possession of the Expanded Premises shall not serve to extend the term of this Lease or to make Landlord liable for any damages arising therefrom. Notwithstanding the foregoing, Landlord shall use commercially reasonably efforts to minimize interference with Tenant's operation of its business in the Premises during the construction of the Expanded Premises.

          (f)    Except for completion of the Expansion Improvements and incomplete punch list items, upon the Expansion Date, Tenant shall have and hold the Expanded Premises as the same shall then be without any liability or obligation on the part of Landlord for making any further alterations or improvements of any kind in or about the Premises or Expanded Premises.

          (g)  Tenant acknowledges that it shall be solely responsible for moving its personal property and operations located within the Premises to an adequate distance away from the area of Landlord's construction of the Expansion Improvements in order to protect such property and operations.

        5.    Brokers.

          (a)  Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction other than Advantis GVA, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

          (b)  All parties hereto acknowledge that Advantis GVA has acted on behalf of Tenant and that Trammell Crow Company has acted on behalf of Landlord with respect to this Amendment. Following mutual execution and delivery of this Amendment, Landlord will pay a commission to Advantis GVA and Trammell Crow Company pursuant to separate commission agreements.

        6.    HVAC.    Notwithstanding anything to the contrary contained in the Lease or this Amendment, if any of the HVAC units in the Expanded Premises require repair, maintenance or replacement, Tenant shall be pay up to a maximum of $600.00 per unit, per each occurrence of repair, maintenance or replacement for such unit ("HVAC Cap"); provided, however, if the repair, maintenance or replacement is due to Tenant's negligence or willful misconduct, such HVAC Cap shall not apply and Tenant shall be responsible for all of the costs incurred in connection with such repair, maintenance or replacement. In the event the cost to repair, maintain or replace any HVAC unit exceeds the HVAC Cap (and Tenant is not responsible for any amounts above the HVAC Cap, as provided above), such overage shall be borne exclusively by Landlord.

        7.    No Other Changes.    Except as modified herein, all terms and conditions of the Lease shall remain unchanged and in full force and effect.

        [SIGNATURES ON FOLLOWING PAGE]

        THIS FIRST AMENDMENT TO LEASE AMENDMENT is dated to be effective as of the date first written above.

TENANT:
HEALTHTRONICS, INC., a Georgia corporation
By:	/s/ VICTORIA W. BECK
Name:	Victoria W. Beck
Title:	Executive Vice President
LANDLORD:
LIT PC, L.P., a Delaware limited partnership
By:	LIT PC REALTY, L.L.C., a Delaware limited liability company, its general partner
By:	Lion Industrial Properties, L.P., a Delaware limited partnership, its sole member
By:	Lion GP Sub, LLC, a Delaware limited liability company, its sole general partner
By:	Lion Industrial Trust, a Maryland real estate investment trust, its manager
By:	/s/ ANDY SITZER
Name:	Andy Sitzer
Title:	Vice President

Exhibit A

Expanded Premises

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  Exhibit 10.14